Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-39096 on Form S-3, Amendment No. 2 to Registration Statement No. 333-110234 on Form S-3, Post-Effective Amendment No. 1 and Post Effective Amendment No. 4 to Registration Statement No. 333-109902 on Form S-3, Registration Statement Nos. 333-39526, 333-56557, 333-73003 and 333-70514 on Form S-8, Amendment No. 1 to Registration Statement No. 333-114981 on Form S-4 , Post-Effective Amendment No. 1 to Registration Statement No. 333-35005 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-135838 on Form S-3 by Form S-1, and Post-Effective Amendment No. 2 to Registration Statement No. 333-110241 by Form S-3, of our report dated March 29, 2007 (June 1, 2007 as to the effects of the sale of Planet Domain as described in Notes 18 and 21) and (June 19, 2007 as to the Primus Telecommunications IHC, Inc. guarantor disclosure in Note 20), relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard) and our report dated March 29, 2007, relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Current Report on Form 8-K of Primus Telecommunications Group, Incorporated and subsidiaries.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
June 19, 2007